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                                                                    EXHIBIT 99.2


         INTERIM SERVICES INC. COMPLETES MERGER WITH NORRELL CORPORATION

         FORT LAUDERDALE, Fla., July 6, 1999 -- Interim Services Inc. (NYSE: IS) today announced that the merger of Norrell Corporation with Interim was completed as anticipated and effective at 5:00 p.m. July 2, 1999. Beginning today, the combined Company will be traded on the NYSE under the symbol "IS."

         On July 1, 1999, Interim Services Inc. and Norrell Corporation issued a joint press release announcing shareholder approval of the merger and discussing further details of the transaction.

About Interim Services Inc.

         Interim Services Inc., headquartered in Ft. Lauderdale, FL, is a leader in the assessment, measurement and deployment of human capital. The Company operates through a network of nearly 880 offices throughout North America, Europe and Australia/Asia. More information is available on the Interim web site at http://www.interim.com.

About Norrell Corporation

         Norrell Corporation is a strategic workforce management company that integrates client business strategies with workforce strategies to strengthen organizational effectiveness and flexibility. The Company provides its services to an extensive client base through a multinational network of company-owned, franchised and outsourcing locations. Norrell's web site is http://www.norrell.com.